BOOTS & COOTS INTERNATIONAL WELL CONTROL, INC.
                     NONEMPLOYEE DIRECTOR STOCK OPTION PLAN


     The Nonemployee Director Stock Option Plan (the "Director Option Plan") was adopted by the Board of Directors of the Company and approved by the stockholders of the Company at the 1997 annual meeting of stockholders. At the 2004 annual meeting, the Company's stockholders are being asked to approve an amendment to the Director Option Plan to (i) increase the initial automatic grant of stock option awards to newly elected Nonemployee Directors from 3,750 to 100,000 shares of common stock, (ii) award a one-time stock option grant to each incumbent Nonemployee Director to purchase 100,000 shares of common stock and (iii) to increase the number of shares of common stock authorized for issuance under the Director Option Plan from 37,500 shares to 600,000 shares (an increase of 562,500 shares). The Board of Directors unanimously adopted this amendment on March 24, 2004, subject to stockholder approval at the annual meeting.

     As of April 8, 2004 no shares remain available for grant under the Director Option Plan, without giving effect to the plan amendment. The Board believes that the increase in shares available for issuance is necessary to establish a reserve of shares that would enable the automatic grant of stock options to nonemployee directors to continue throughout the term of the plan, which expires in 2007. In addition, the Board believes that the amendment to the Director Option Plan is necessary to ensure that the Company will continue to retain, motivate and attract qualified nonemployee directors.

     The following is a summary of the principal features of the Director Option Plan (without giving effect to the proposed amendment). The summary does not purport to be a complete description of all provisions of the Director Option Plan and is qualified in its entirety by the text of the Director Option Plan, a copy of which is attached to this proxy statement as Appendix B. Capitalized terms not otherwise defined below have the meanings ascribed to them in the Director Option Plan.

GENERAL

     The Director Option Plan authorizes the issuance of up to 37,500 shares of common stock of the Company. Any shares of common stock allocable to the unexercised portion of an option that expires or terminates will again be available for the purposes of the Director Option Plan. The Director Option Plan contains provisions providing for the adjustment of the number of shares available for option and subject to unexercised options in the event of stock splits, dividends payable in common stock, combinations or certain other events.

ADMINISTRATION

     The Director Option Plan is administered by a committee of the Board of Directors, a majority of which shall not be nonemployee directors. The committee has no authority, discretion or power to select the participants who will receive options pursuant to the Director Option Plan, to set the number of shares of common stock to be covered by each option, to set the exercise price or the period within which the options may be exercised or to alter any other terms or conditions specified therein, except in the sense of administering the Director Option Plan subject to the express provisions of the Director Option Plan and except as set forth below under "Stock Options" and "Amendment of the Plan."


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STOCK  OPTIONS

     The Director Option Plan provides that options shall be granted to new nonemployee directors at the time of their election to the Board of Directors of the Company. The grant of options pursuant to the Director Option Plan shall be referred to hereinafter as the "grant date" of such option. Thereafter, options shall be granted automatically to the nonemployee directors serving the Company on each anniversary of his or her initial grant date.

     Each new nonemployee director of the Company will be granted an option to purchase 3,750 shares of common stock upon election to the Board of Directors. Each incumbent nonemployee director of the Company will be automatically granted an option to purchase 3,750 shares of common stock on each anniversary of his or her initial grant date.

     The price at which each share of common stock covered by an option may be purchased upon exercise of such option pursuant to the Director Option Plan is the fair market value of the share on the grant date of such option. The period within which a nonemployee director's option may be exercised commences on the first anniversary of the grant date of such option and ends upon the expiration of five (5) years from the grant date, unless terminated sooner due to termination of service or death, or unless such option is fully exercised prior to the end of such five-year period.

     If a nonemployee director dies during his tenure, or under certain circumstances within one year after this tenure, his estate would have one (1) year from the date of death to exercise the option, provided that such option had been exercisable at the time of his termination and that the date of exercise would otherwise be within the option period. The options are not transferable except by will or by the laws of descent and distribution.

AMENDMENT  OF  THE  PLAN

     Subject to the provisions of Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the committee may from time to time amend, modify, suspend or terminate the Director Option Plan, provided that no such amendment, modification, suspension or termination shall adversely affect the rights of an Optionee under a previously granted option without the consent of such Optionee.

TERMINATION

     Unless previously terminated by the committee, the Director Option Plan will terminate at the close of business on November 12, 2007, after which time no further grants may be made under the Director Option Plan.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

     The following summary is based upon an analysis of the Code, existing laws, judicial decisions, administrative rulings, regulations and proposed regulations, all of which are subject to change. Moreover, the following is only a summary of United States federal income tax consequences and such consequences may be either more or less favorable than those described below depending on an employee's particular circumstances.


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     All  options  granted  under  the  Director  Option  Plan are non-statutory options not entitled to special tax treatment under Section 422 of the Code. The Director Option Plan is also not qualified under Section 401(a) of the Code and is not subject to the provisions of the Employee Retirement Income Security Act of 1974.

     No income will be recognized by an optionee for federal income tax purposes upon the grant of an option. Except as described below in the case of an "insider" subject to Section 16(b) of the Exchange Act who exercises his or her option less than six (6) months from the date of grant, upon exercise of an option, the optionee will recognize ordinary income in an amount equal to the excess of the fair market value of the shares on the date of exercise over the option price of such shares. In the absence of an election pursuant to Section 83(b) of the Code, an "insider" subject to Section 16(b) of the Exchange Act who exercises an option less than six (6) months from the date the option was granted will recognize income on the date six (6) months from the date of the grant in an amount equal to the excess of the fair market value of the shares on such date over the option price of such shares. An optionee subject to Section 16(b) of the Exchange Act can avoid such deferral by making an election, pursuant to Section 83(b) of the Code, no later than 30 days after the date of such exercise. Directors of the Company generally are considered to be "insiders" for purposes of Section 16(b) of the Exchange Act.

     The Company will be entitled to a deduction equal to the amount of ordinary income recognized by the optionee at the time of such recognition by the optionee. The basis of shares transferred to an optionee pursuant to exercise of an option is the price paid for such shares plus an amount equal to any income recognized by the optionee as a result of the exercise of such option. If the optionee thereafter sells shares acquired upon exercise of an option, any amount realized over the basis of such shares will constitute capital gain to such optionee for federal income tax purposes.

APPROVAL  BY  STOCKHOLDERS

     The amendment to the Director Option Plan must be approved by the affirmative vote of a majority of the outstanding shares represented at the meeting and entitled to vote.

RECOMMENDATION  OF  THE  BOARD

     THE  BOARD  OF  DIRECTORS  RECOMMENDS  A  VOTE FOR APPROVAL OF THE PROPOSED
                                                    ---
AMENDMENT TO THE COMPANY'S NONEMPLOYEE DIRECTOR STOCK OPTION PLAN. UNLESS OTHERWISE INDICATED ON THE PROXY, THE SHARES WILL BE VOTED FOR APPROVAL OF THE
                                                             ---
PROPOSED AMENDMENT TO THE COMPANY'S NONEMPLOYEE DIRECTOR STOCK OPTION PLAN.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Based upon a review of the Company's internal records from March 31, 2004 to the date of this Proxy Statement, there have not been any transactions and there are currently no proposed transactions between the Company and any executive officer, director, 5% beneficial owner of the Company's common stock, or member of the immediate family of the foregoing persons in which one of the foregoing individuals or entities had a direct or indirect material interest.


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                              STOCKHOLDER PROPOSALS

     Stockholders who wish to present proposals for action at the 2005 annual meeting of Stockholders should submit their proposals in writing to the Secretary of the Company at the address of the Company set forth on the first page of this proxy statement. Proposals must be received by the Company no later than December 15, 2004 for inclusion in next year's proxy statement and proxy card.

                                  ANNUAL REPORT

     The Company has provided without charge to each person whose proxy is solicited hereby a copy of the 2003 Annual Report of the Company, which includes the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2003 (including the consolidated financial statements) filed with the SEC. Additional copies of the Annual Report may be obtained without charge upon written request to Vollmer, 808 Travis, Suite 501, Houston, Texas 77002,
Attention:  Jennifer  Tweeton.

                                  HOUSEHOLDING

     The SEC allows us to deliver a single proxy statement and annual report to an address shared by two or more of our stockholders. This delivery method, referred to as "householding," can result in significant cost savings for the Company. In order to take advantage of this opportunity, the Company and banks and brokerage firms that hold your shares have delivered only one proxy statement and annual report to multiple stockholders who share an address unless the Company has received contrary instructions from one or more of the stockholders. The Company will deliver promptly, upon written or oral request, a separate copy of the proxy statement and annual report to a stockholder at a shared address to which a single copy of the documents was delivered. A stockholder who wishes to receive a separate copy of the proxy statement and annual report, now or in the future, may obtain one, without charge, by addressing a request to. Vollmer, 808 Travis, Suite 501, Houston, Texas 77002,
Attention: Jennifer Tweeton. You may also obtain a copy of the proxy statement and annual report from the SEC's website at www.sec.gov. Stockholders sharing an address who are receiving multiple copies of proxy materials and annual reports and wish to receive a single copy of such materials in the future should submit their request by contacting Vollmer Public Relations in the same manner. If you are a beneficial owner, but not the record holder, of the Company's shares and wish to receive only one copy of the proxy statement and annual report in the future, you will need to contact your broker, bank or other nominee to request that only a single copy of each document be mailed to all stockholders ant the shared address in the future.


                                  OTHER MATTERS

     The board of directors does not intend to present any other matters at the meeting and knows of no other matters that will be presented; however, if any other matter properly comes before the meeting, the persons named in the enclosed proxy intend to vote thereon according to their best judgment.



                                 By Order of the Board of Directors


                                 /s/ Brian Keith
                                 ---------------------------------------
                                 Brian Keith, Corporate Secretary




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